Exhibit 10.2

FIRST AMENDMENT TO THE
NISOURCE INC.
2010 Omnibus Incentive PLAN

BACKGROUND

A.	NiSource Inc. (the “Company”) maintains the NiSource Inc. 2010 Omnibus Incentive Plan (the “Plan”).

B.
The Company desires to amend the Plan to provide the Officer Nomination and Compensation Committee (the “Committee”) the authority to grant equity awards authorized under the Plan that contain either single-trigger or double-trigger vesting in the event of a change in control event, as the Committee deems appropriate.

C.	Section 20.1 of the Plan gives the Officer Nomination and Compensation Committee (the “ONCC”) of the Company’s Board of Directors the ability to amend the Plan.

D.	The ONCC approved amendment of the Plan at its meeting held October 21, 2013.
PLAN AMENDMENT

1.	Effective October 21, 2013, the first sentence of Section 16.1 of the Plan is deleted in its entirety and replaced with the following:
Except as otherwise provided in the Plan or any Award Agreement granted hereunder, upon a Change in Control, all outstanding Awards shall become fully exercisable and all restrictions thereon shall terminate; provided, however, that the Committee may determine and provide through an Award Agreement or other means the extent of vesting and the treatment of partially completed performance periods (if any) for any Awards outstanding upon a Change in Control.
2.    The remainder of the Plan shall remain unchanged.